FOURTH AMENDMENT TO THE
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
FIFTH THIRD FUNDS ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,
AND
STATE STREET BANK AND TRUST COMPANY

This Fourth Amendment (this “Amendment”) dated as of September 14, 2011 is between FIFTH THIRD FUNDS, (the “Trust”) a Massachusetts business trust, on behalf of its series as listed on Schedule B, severally and not jointly, each a registered management investment company organized and existing under the laws of Massachusetts (each such series a “Fund” and collectively the “Funds”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting either directly or through its subsidiaries or affiliates.

Reference is made to a Securities Lending Authorization Agreement dated May 8, 2007 between the Funds and State Street as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). The Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each Fund, and no Fund shall be responsible or liable for any of the obligations of any other Fund under the Agreement or otherwise, notwithstanding anything to the contrary contained herein.

WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.            Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.            Amendments. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

3.            Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

4.            Effective Date. This Third Amendment is effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

FIFTH THIRD FUNDS, on behalf of its series as	STATE STREET BANK AND
listed on Schedule B, severally and not jointly	TRUST COMPANY

By: /s/ Matthew A. Ebersbach	By: /s/ Gino L. Timperio

Name: Matthew A. Ebersbach	Name: Gino L. Timperio

Title: 14 September 2011	Title: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the
8th day of May, 2007 between FIFTH THIRD FUNDS, on behalf of its respective series as listed on
SCHEDULE B, severally and not jointly, and
STATE STREET BANK AND TRUST COMPANY, as amended.

Schedule of Fees

1.            Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows:

- Seventy-five percent (75%) payable to the Fund, and

- Twenty-five percent (25%) payable to State Street.

2.            All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3.            Each Fund instructs State Street to invest cash Collateral in either (i) the SSgA Institutional U.S. Government Money Market Fund (“Government Fund”) or (ii) the State Street Navigator Securities Lending Trust Prime Portfolio (“Navigator Prime”), in accordance with written instructions, signed by an Authorized Representative and acknowledge by State Street, it is being understood by State Street and each Fund that such written instructions shall include a direction to invest cash Collateral held pursuant to this Agreement entirely in the Government Fund or entirely in Navigator Prime.

Information about fees of the Government Fund is disclosed in the Government Fund’s prospectus and shareholder reports, current copies of which the Trust acknowledges having received from State Street (which acknowledgement shall be deemed made at the time of any election to invest in the Government Fund).

On an annualized basis, the management/custody/fund administrations’ transfer agent fee for investing cash Collateral in Navigator Prime shall not exceed five (5) basis points out of yield. The trustees of Navigator Prime may pay out of the assets of Navigator Prime all reasonable expenses and fees of Navigator Prime, including trustee, professional and audit fees of disbursements incurred in connection with the operation of Navigator Prime. The Trust acknowledges having received Navigator Prime’s confidential offering memorandum and disclosure materials (which acknowledgement shall be deemed made at the time of any election to invest in Navigator Prime).